Exhibit 99.3

SAMSON OIL & GAS ANNOUNCES CURRENCY EXCHANGE RATE FOR AMERICAN DEPOSITARY SHARES IN RIGHTS OFFER

Denver 0600 hours, Perth 2000 hours June 11th, 2013

The Directors of Samson Oil & Gas Limited (NYSE MKT: SSN; ASX: SSN ) advise that the final purchase price, in US dollars, for holders of American Depositary Shares participating in Samson’s non-renounceable rights issue was $0.4752 per ADS plus a depositary fee of $0.005, for a total purchase price of US $0.4802. As previously announced, the US dollar price was based on the latest currency exchange rate reported by the Reserve Bank of Australia on June 10th of US $0.9504 to AUS $1.00. Because the final US dollar purchase price is $0.0898 lower than the $0.57 deposit paid in by ADS holders who elected to participate in the rights offer, those participants will receive a refund of that amount from the depositary for each right exercised.

For each ADS right, participants are receiving one (1) ADS and eight (8) four year options to purchase Samson’s ordinary shares at an exercise price of AUS $0.038 per ordinary share, which are equivalent to four tenths (0.4) of a warrant to purchase one (1) ADS. At the June 10th exchange rate, a full warrant consisting of twenty (20) options to purchase ordinary shares, or one (1) ADS, would have an exercise price of $0.722304 per ADS, plus a depositary issuance fee.

Samson previously announced that it raised gross proceeds of AUS $2.86 million from ordinary shareholders and ADS holders. Based on the latest currency exchange rate, the total gross proceeds of the rights offer from ordinary shareholders and ADS holders was US$2,716,401.

The aggregate cash proceeds of the rights offer attributable to rights exercised by holders of ADSs, which were payable to Samson in US dollars as determined by the June 10th exchange rate, net of the issuance fee to the depositary, were US $1,875,546.

Exhibit 99.3

About Samson Oil & Gas Limited

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 2,229 million ordinary shares issued and outstanding, which would be the equivalent of 111 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.46 per ADS on June 10th, 2013 the Company has a current market capitalization of approximately US$51.3 million. Correspondingly, based on the ASX closing price of A$0.024 on June 10th, 2013, the Company has a current market capitalization of approximately A$53.5 million.

SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for Samson’s recently concluded Rights Offering as well as in the Company's annual report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.